UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant
To Section 18 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest reported): November 3, 2010

MEGOLA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	000-49815	88-0492605
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	File Number)	identification number)

704 Mara St., Suite 111, Point Edward, Ontario N7V 1X4
(Address of principal executive offices) (Zip code)

(519) 336-0628
Registrant's telephone number, including area code

The filing of this report was delayed until receipt of the funds was confirmed.

 ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 19, 2010, Megola was issued $25,000 as proceeds from a 9% Convertible Debenture issued to Tangiers Investors, LP (the “Holder) and designated as its 9% Convertible Debenture due July 19, 2011.

Megola promises to pay to the Holder the principal sum of $25,000 on July 19, 2011 or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 9% per annum, payable on the Maturity Date, unless the Debenture is converted to shares of common stock in accordance with the terms and conditions herein.

ITEM 8.01 OTHER EVENTS

Megola and Tangiers Investors, LP have also agreed to amend a $20,000 Debenture issued to Tangiers on July 16, 2010. Section 4. Conversion now reads “At any time after the Original Issue Date until this Debenture is no longer outstanding, this Debenture, including interest and principal, shall be convertible into shares of Common Stock at the lower of $0.01 per share or a price of sixty percent (60%) of the average of the two lowest volume weighted average prices (“VWAPs”), determined on the then current trading market for the Company’s common stock, for ten (10) trading days prior to conversion (the “Set Price”), at the option of the Holder, in whole at any time and from time to time.

The Agreement contains other terms and conditions and has been filed as an exhibit to this report. Please refer to the exhibit for additional information.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

10.1 9% Secured Convertible Debenture dated October 19, 2010
10.2 October 19, 2010 Amendment to 9% Convertible Debenture dated July 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Megola, Inc. (Registrant)

Dated: November 3, 2010	By:	/s/ Joel Gardner
Joel Gardner, President